U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

 CRC, Inc.

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   (Last)                            (First)              (Middle)

 1290 Avenue of the Americas

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                                    (Street)

New York, New York 10104

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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

02/13/02


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

ESNI, Inc. ("ESNI.OB")

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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person (1)

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


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

*    If the Form is filed by more than one Reporting Person, see Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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

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Warrants                 02/13/02    (2)            Common stock,         2,526,942         $0.122           (2)            (2)
                                                    par value $0.01
                                                    per share
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====================================================================================================================================

Explanation of Responses:


(1)  See Attachment A.

(2) ESNI, Inc. has issued to CRC, Inc. a warrant to acquire up to 2,526,942 shares ESNI common stock at the exercise price of $0.122 per share, subject to customary anti-dilution adjustments. The warrant is immediately exercisable, in whole or in part, and expires on the later of (i) February 13, 2012 or (ii) the second anniversary of the repayment of all amounts advanced or loaned to ESNI by CRC. Joshua Wurzburger is the President, sole shareholder and sole director of CRC.


                         CRC, INC.


                         By: /s/ JOSHUA WURZBURGER             02/22/02
                            ------------------------           ---------------
                            JOSHUA WURZBURGER                  Date
                            President

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided
      is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Attachment A

                             Joint Filer Information


Name:                           Joshua Wurzburger

Address:                        c/o CRC, Inc.
                                1290 Avenue of the Americas
                                New York, New York 10104

Designated Filer:               CRC, Inc.

Issuer & Ticker Symbol:         ESNI, Inc. ("ESNI.OB")

Date of Event Requiring Statement:  02/13/02


Signature:


                              /s/ JOSHUA WURZBURGER         02/22/02
                              ---------------------         --------
                              JOSHUA WURZBURGER             Date




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